UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2010

DOUGLAS DYNAMICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34728	134275891
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

7777 North 73rd Street Milwaukee, Wisconsin	53223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 354-2310

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 10, 2010, Douglas Dynamics, Inc. (the “Company”) issued a press release announcing that it had completed the redemption of all of its outstanding 7.75% senior notes due January 15, 2012 in the principal amount of $150.0 million (the “Notes”).  The Notes were redeemed on June 9, 2010 for a total of $157.6 million, comprised of the principal amount, together with the accrued and unpaid interest thereon and the associated redemption premium.  Consequently, on June 9, 2010, the Company discharged all of its obligations under the Notes and under the Indenture governing the Notes, among the Company, Douglas Dynamics, L.L.C., Douglas Dynamics Finance Company and U.S. Bank National Association, dated December 16, 2004.

The Company redeemed the Notes in connection with the consummation of its initial public offering and used the net proceeds of its initial public offering, together with its increased term loan facility and cash on hand, to finance the redemption of the Notes. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent required by Item 2.04 of Form 8-K, the information contained or incorporated in Item 1.02 of this Form 8-K is incorporated by reference in this Item 2.04.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit 99.1                 Press Release, dated June 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUGLAS DYNAMICS, INC.
(Registrant)

Date: June 10, 2010
/s/ Robert McCormick
(Signature)
	Name:	Robert McCormick
	Title:	Vice President, Chief Financial Officer, Treasurer and Secretary